Exhibit 99.1

Investor Relations
712.732.4117

Meta Financial Group, Inc.® Reports 2011 Second Quarter Results

Earnings of $2.7 million down from 2010; substantially higher than the 2011 first quarter

Storm Lake, Iowa – May 10, 2011, Meta Financial Group, Inc.® (the “Company”) (NASDAQ: CASH)

Highlights for the fiscal 2011 second quarter ended March 31, 2011

●	Meta Financial Group (MFG) reported fiscal 2011 second quarter earnings of $2.7 million versus $5.2 million in the 2010 second quarter and $0.7 million in the 2011 first quarter

●	The Meta Payment Systems (MPS) segment recorded 2011 second quarter earnings of:

-	$2.2 million compared to $6.5 million for 2010 and $1.6 million sequentially

●	The Traditional Bank (Retail Bank) segment recorded 2011 second quarter earnings of:

-	$0.7 million compared to a net loss of $1.1 million for 2010 and a loss of $0.7 million sequentially (a profit of $0.8 million excluding the goodwill charge)

●	Non-performing assets were 1.54% of total assets, well below industry average levels of over 3.00%

●	MetaBank’s total risk-based capital ratio rose to 19.5% compared to the 10.0% requirement for a “well-capitalized” bank. Tier 1 core capital was 6.8% compared to the 5.0% well-capitalized level

Meta Financial Group reported net income for the 2011 fiscal second quarter of $2.7 million, or 88 cents per diluted share, compared to $5.2 million, or $1.74 per diluted share, for the prior year period.

Year-to-date net income for the six months ended March 31, 2011 was $3.5 million, or $1.11 per diluted share, compared to $6.4 million, or $2.26 per diluted share, for the prior year period.  Aside from the discontinuance of the iAdvance and certain income tax-related programs, earnings in the first six months of fiscal 2011 were reduced by a write-off of goodwill of $1.5 million and legal and consulting expenses of $1.2 million, related to ongoing Office of Thrift Supervision (OTS) matters.  Excluding the goodwill and these legal and consulting charges, year-to-date earnings were $5.7 million, or $1.84 per diluted share, for the period.

President and Chief Executive Officer J. Tyler Haahr commented, “Our second quarter operating results demonstrated continued solid results from our core MPS business lines despite the discontinuance of our iAdvance, tax loan and tax refund transfer programs.  The Retail Bank segment also delivered a good quarter with continued positive asset quality levels and increased earnings over the prior year.

We continue to work with the Office of Thrift Supervision on the matters previously disclosed and believe that we are making meaningful progress toward addressing their concerns, however, at this time we cannot predict the charges to our earnings related to resolution of OTS enforcement matters."

Summary Financial Data *	Three Months Ended			Six Months Ended
	3/31/11	12/31/10	3/31/10	3/31/11	3/31/10

Net Interest Income – millions	$8.4	$8.3	$9.0	$16.7	$16.3
Non Interest Income – millions	19.5	15.3	37.6	34.8	59.7

Net Income – millions	2.7	**0.7	5.2	***3.5	6.4
Diluted earnings per share	0.88	**0.23	1.74	***1.11	2.26

Net interest margin	2.97%	3.31%	3.66%	3.13%	3.50%
Non-performing assets - % of total assets	1.54%	1.04%	1.04%

*  See a more detailed Financial Highlights table at the end of this document.

** $2.2 million and $0.72 excluding the goodwill charge

*** $5.7 million and $1.84 EPS excluding the goodwill charge and OTS-related legal and consulting expenses

Financial Summary

Revenue

Total revenue (interest income plus non-interest income) for the 2011 second quarter was $29.1 million compared to $48.0 million for the same quarter last year.  The revenue decline in this quarter was driven by decreased MPS fee revenue of $20.2 million associated primarily with the previously disclosed discontinuance of the iAdvance and certain income tax-related  programs described above.

Interest income decreased by $0.8 million, or 8%, primarily resulting from a decrease in asset yields of 84 basis points which was partially offset by an increase in average interest-earning assets of $151.4 million.

Total revenue for the current six months ended March 31, 2011 was $54.0 million compared to $79.1 million in 2010, a decrease of $25.1 million or 32% due to the aforementioned program terminations.  Interest income decreased slightly, $0.2 million or 1%.

Net Interest Income

Net interest income for the fiscal 2011 second quarter was $8.4 million, down $0.6 million, or 6%, from the same quarter last year.  Net interest margin decreased from 3.66% in the 2010 second quarter to 2.97%.  Overall, asset yields declined by 84 basis points due both to a lower interest rate environment and to an ongoing shift in our asset mix to more government guaranteed mortgage-backed securities (MBS).  MBS comprise 48% of average interest earning assets compared to 38% one year ago.  Additionally, the prior year quarter yields also included the effect of tax-related loans which were not present for the current reporting period.

Net interest income for the six months ended March 31, 2011 was $16.7 million, up $0.4 million or 2% higher than 2010.  Contributing to this increase was a 25 basis point decrease in rates paid on interest-bearing liabilities, a $27.6 million reduction in the average balances of interest-bearing liabilities, and a 14% increase in earning assets.  These were partially offset by overall asset yields that decreased 57 basis points, in large part due to the lower rate environment, faster prepayments in the Company’s mortgage-backed securities portfolio as compared to the prior year, and the prior-year effect of tax-related loans.

Overall, cost of funds for all deposits and borrowings decreased by 16 basis points to 0.42% during the 2011 second quarter from 0.58% in the 2010 second quarter.  As of March 31, 2011, low- and no-cost checking deposits represented 88% of total deposits compared to 83% one year earlier.  This increase was driven primarily by growth in deposits from existing MPS programs as compared to one year earlier.

The Company’s average interest-earning assets for the 2011 second quarter grew by $151.4 million, or 15%, to $1.149 million, up from $998.5 million during the same quarter last year.  This primarily reflects the increase in the Company’s securities portfolio as the Company’s average loan portfolio balance decreased by $82.8 million.

The Company’s average total deposits and interest-bearing liabilities for the 2011 second quarter increased $148.4 million, or 15%, to $1.1 billion from $966.5 million for the same quarter last year.  This increase resulted primarily from an increase in MPS non-interest bearing deposits.

Non-Interest Income

2011 second quarter non-interest income of $19.5 million decreased $18.2 million, or 48%, from the same quarter in 2010.  This was primarily because MPS fee income declined by $18.7 million, or 50%, mainly due to the discontinuance of iAdvance and certain income tax-related programs. iAdvance was discontinued in mid-October 2010 and there were no income tax loan or refund transfer-related programs in the fiscal 2011 second quarter as had been the case in the prior comparable period.

Non-interest income for the six months ended March 31, 2011 decreased $24.9 million, or 42%, over the same period in the prior year.  MPS fee income declined by $24.2 million, or 43%, and due mainly to the same factors mentioned above.

Non-Interest Expense

Non-interest expense decreased $5.6 million, or 19%, to $23.3 million for the 2011 second quarter as compared to the same period in fiscal 2010.  Card processing expense was $6.0 million lower as a result of the absence of the aforementioned iAdvance and certain income tax-related programs.

Compensation expense was $8.2 million for the 2011 second quarter, down $0.7 million, or 8%, from the same period in 2010.  Overall staffing is 2% lower than March 2010 as programs to further streamline operations at both the Retail Bank and MPS are implemented.  Staff previously involved in the iAdvance and tax loan business have generally been redeployed to other areas such as compliance and third party oversight.

Fiscal year-to-date 2011 non-interest expense decreased by $6.8 million, or 13%, to $44.9 million.  Card processing expenses decreased 41% to $13.3 million, and personnel costs decreased by 9% to $16.0 million which were partially offset by  legal and consulting expenses related solely to OTS matters of $1.2 million and the $1.5 million write off of goodwill due to impairment in the first quarter of fiscal 2011.

Credit Quality

Non-performing assets at March 31, 2011 were $18.2 million, up $8.5 million, representing 1.54% of total assets compared to $9.7 million, or 0.94% at September 30, 2010 and down from a peak of 2.4% at June 30, 2009.  There were no non-performing assets within the MPS segment at March 31, 2011.

March 31, 2011, Retail Bank non-performing loans totaled $17.1 million, representing 5.1% of total loans, compared to $8.3 million, or 2.2% of total loans at September 30, 2010 and $8.5 million or 2.1% at March 31, 2010.    Four commercial relationships totaling $10.5 million account for the increase from September 30, 2010.  Three of the four have now been placed on a revised payment plan, are abiding by those terms, and are expected to be current under the original loan terms during the summer months.  Excluding these three loans, MetaBank’s non-performing loans and assets would have remained comparable to the prior quarter and year.

Loans

Total loans, net of allowance for loan losses, decreased $35.9 million, or 9.8%, to $330.1 million at March 31, 2011 as compared to September 30, 2010.  All loan categories decreased due to broadly lower demand in the Company’s markets, a reduction in purchased loans, and increased repayment and prepayment speeds given the lower interest rate environment.

Deposits and Other Liabilities

Total average MPS-generated deposits were up $181.0 million, or 27%, for March 31, 2011, as compared to March 31, 2010.  This increase results mostly from growth in existing core prepaid card programs over the course of the year.  Retail bank average checking balances were up $10.4 million, or 23%, in March 2011, as compared to one year ago.  The Company increased its advances and other borrowings by $2.9 million during the six months ended March 31, 2011.

More recently, average MPS deposits in existing programs increased by $226.8 million, or 35.6%, from September 2010 to March 2011 primarily due to seasonal factors and are now in the expected cycle of seasonal decline.

Business Segment Performance

Meta Payment Systems

For the 2011 second quarter, MPS recorded net income of $2.2 million, or 70 cents per diluted share, as compared to $6.5 million, or $2.17 per diluted share for the same period last year.

MPS 2011 second quarter revenue decreased by 48.7%, from $41.6 million in fiscal 2010 to $21.3 million in 2011. The revenue and income declines in this quarter were mostly due to the discontinuance of the iAdvance and certain income tax-related programs.  The average transfer pricing yield received for its deposits was 1.38% in 2010 and 1.27% in the 2011 period.  Non-interest income for the quarter decreased from $37.1 million in fiscal 2010 to $18.3 million, or 51%, in 2011, again due to the discontinuance of the iAdvance and certain income tax-related programs.

Loan loss provision expense decreased by $7.6 million over the prior year quarter due to the program discontinuances previously mentioned.

2011 second quarter non-interest expenses decreased by $5.7 million, or 24.2%, tracking volume-related decreases in direct program support costs of $5.7 million and a reduction in compensation and benefits expense of $0.7 million.  This was offset in part by higher overall costs of $0.7 million generally related to higher legal and consulting expense stemming from the Office of Thrift Supervision enforcement matters.

Traditional Banking

The Traditional Banking segment recorded net income of $0.7 million, or 22 cents per diluted share, for the second quarter of fiscal year 2011, compared to a net loss of $1.1 million, or 36 cents per diluted share in 2010.

2011 second quarter results were impacted by an increase in net interest income of $0.7 million, a decrease in provision for loan losses of $1.7 million and an increase in gains on sales of securities available for sale of $0.6 million which were offset by an increase in non-interest expense of $0.2 million.

Capital Ratios

MetaBank continues to meet and exceed all federal regulatory requirements to remain classified as a well-capitalized institution under applicable regulations.  MetaBank’s Tier 1 (core) capital to adjusted total assets ratio is 6.8% compared to a well-capitalized requirement of 5.0%, its total capital to risk-weighted assets ratio is 19.5% compared to the required 10.0% level to achieve well-capitalized status,  and MetaBank’s Tier 1 (core) capital to risk-weighted assets ratio is 18.4% compared to a well-capitalized requirement of 6.0%.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.

Corporate Profile: Meta Financial Group, Inc. ®, (“Meta Financial” or the “Company”) is the holding company for its wholly-owned subsidiary MetaBankTM (the “Bank”).  MetaBank is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid card division.  Twelve retail banking offices and one administrative office support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company and the Bank, may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address, among others, the following subjects:  future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MPS or MetaBank; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board, as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third-party vendors; the scope of restrictions and compliance requirements and penalties of enforcement actions that are related to the OTS supervisory directives in August, October and December 2010 and any other such actions which may be initiated; the impact of changes in financial services’ laws and regulations; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)	March 31, 2011	September 30, 2010
Assets
Cash and cash equivalents	$158,708	$87,503
Investments and mortgage-backed securities	625,789	506,852
Loans receivable, net	330,084	366,045
Other assets	68,822	69,366
Total assets	$1,183,403	$1,029,766

Liabilities
Deposits	$1,047,045	$897,454
Other borrowings	44,097	41,214
Other liabilities	19,331	19,054
Total liabilities	1,110,473	957,722

Shareholders’ equity	72,930	72,044
Total liabilities and shareholders’ equity	$1,183,403	$1,029,766

Consolidated Statements of Income

	For the 3 Months		For the 6 Months
	Ended March 31:		Ended March 31:
(Dollars In Thousands, Except Share and Per Share Data)	2011	2010	2011	2010

Interest income	$9,580	$10,383	$19,200	$19,447
Interest expense	1,163	1,382	2,505	3,127
Net interest income	8,417	9,001	16,695	16,320
Provision for loan losses	214	9,478	186	14,169

Net interest income after provision for loan losses	8,203	(477)	16,509	2,151
Non-interest income	19,470	37,636	34,776	59,674
Non-interest expense	23,251	28,866	44,869	51,669

Income before income tax expense	4,422	8,293	6,416	10,156
Income tax expense	1,675	3,119	2,948	3,790

Net income	$2,747	$5,174	$3,468	$6,366

Earnings per common share
Basic	$0.88	$1.76	$1.11	$2.29
Diluted	$0.88	$1.74	$1.11	$2.26

Selected Financial Information

For the 6 Months Ended March 31,	2011	2010

Return on average assets	0.61%	1.30%
Return on average equity	8.14%	24.03%
Average shares outstanding for diluted earnings per share	3,112,089	2,822,162

At Period Ended:	March 31, 2011	September 30, 2010

Equity to total assets	6.16%	7.00%
Book value per common share outstanding	$23.39	$23.15
Tangible book value per common share outstanding	$23.01	$22.30
Common shares outstanding	3,117,363	3,111,413
Non-performing assets to total assets	1.54%	0.94%